Exhibit 99.1

For Immediate Release

Contacts:	Steve Zaniboni	Robin Jackman, Ph.D.
	SEQUENOM, Inc.	SEQUENOM, Inc.
	Chief Financial Officer	V.P., Corporate Development
	(858) 202-9015	(858) 202-9185
	szaniboni@sequenom.com	rjackman@sequenom.com

SEQUENOM PROVIDES FINANCIAL UPDATE, INCLUDING STRONG CONSUMABLE SALES FOR THIRD QUARTER

San Diego, Oct. 6, 2003 – SEQUENOM, Inc. (Nasdaq: SQNM) today provided a financial update. Revenues for the third quarter are expected to total approximately $7 million. This figure includes approximately $4 million in MassARRAY™ consumable sales, representing about a 75 percent increase from the same period last year. Overall revenues are expected to be approximately $30 million for the full calendar year 2003. This includes a growth rate of approximately 15% in Systems business unit revenue to $28.5 million in 2003 from $24.8 million in 2002. The Company’s projected 2003 year-end cash balance is estimated to be approximately $65 million.

“We are very satisfied with the consumables sales volume for our genotyping customers and the increasing sales trend,” said Steve Zaniboni, SEQUENOM’s Chief Financial Officer. “Sales for the new application modules are also picking up, which should drive additional consumables sales going forward. We expect our recently introduced MassARRAY Compact system to be the next hardware driver for growth and to begin impacting our revenues in the first quarter of 2004.”

About SEQUENOM

SEQUENOM is a leading genetics company organized into two distinct business units: SEQUENOM Genetic Systems and SEQUENOM Pharmaceuticals. The two business units combine to capitalize on the Company’s high performance DNA analysis platform, SNP assay portfolio, disease gene discovery programs and extensive DNA sample repository. SEQUENOM Genetic Systems is dedicated to the sales and support of the Company’s MassARRAY products and the continual expansion of platform applications. SEQUENOM Pharmaceuticals applies the power of human genetics to systematically identify disease-related genes that affect significant portions of the overall population. The Pharmaceuticals business unit focuses on disease gene discovery, target identification, functional validation and ultimately diagnostic and therapeutic product development.

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SEQUENOM® and MassARRAY™ are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements relating to revenue expectations, 2003 growth rates, 2003 year end cash balance projections, consumables sales going forward, the MassARRAY Compact system and its effect on growth and revenues, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with new product commercialization, and SEQUENOM’s technologies and other risks detailed from time to time in SEQUENOM’s SEC reports, including SEQUENOM’s Annual Report on Form 10-K for the year ended December 31, 2002, and its most recently filed quarterly report. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.